Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into as of the 7th day of May 2018, by and between Air T, Inc., a Delaware corporation (“Company”), and Brett A. Reynolds (“Executive”).

WITNESSETH:

WHEREAS, the Company desires to retain the services of Executive for and on behalf of the Company on the terms and subject to the conditions set forth herein.

WHEREAS, each of the parties acknowledge that they are receiving good and valuable consideration for entering into this Employment Agreement, and Executive acknowledges that this Employment Agreement, including the confidentiality, non-competition and non-disclosure agreements set forth hereinbelow, were negotiated between the parties hereto and that Executive received bargained for consideration in the form of benefits resulting to Executive from the terms and conditions of such employment, in exchange for entering into this Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I.
EMPLOYMENT AND TERM

1.1.        EMPLOYMENT. Upon the terms and subject to the conditions herein contained, the Company hereby employs Executive commencing May 7, 2018 as Senior Vice President and Chief Financial Officer, and Executive hereby accepts such employment, subject to the supervision of the Board of Directors of the Company and the Chief Executive Officer.

1.2.        TERM. This Agreement shall take effect upon commencement of employment, and shall remain in effect until terminated in accordance with Article IV. Upon termination of this Agreement, except as otherwise provided herein, neither the Company nor Executive shall have any further rights, duties, privileges or obligations hereunder.

Article II.
COMPENSATION

2.1.        BASE SALARY. In exchange for the provision of services, the Company agrees that it will pay Executive commencing May 7, 2018 at the rate of $265,000 per year, payable in accordance with standard pay practices of the Company, less any applicable withholdings or deductions.

Executive’s position with the Company is classified as exempt, which means Executive is exempt under state and federal wage and hour laws and Executive will not be paid overtime for work over 40 hours per week. The statement of annual salary does not imply a guarantee of employment for any specific length of time. If Executive’s employment terminates, Executive will be paid a prorated amount through Executive’s actual last day of employment.

2.2.        BENEFITS. In addition to the compensation set forth under Section 2.1, Executive shall be entitled to participate in any of the Company’s standard benefit policies or plans, according to their terms. These policies may be modified or terminated from time to time by the Company. The written terms of the policies shall govern any questions of eligibility, coverage, and duration of coverage.

Comprehensive benefits documents outlining the package have been provided for Executive’s reference. The Company reserves the right to make such changes to or eliminate the fringe benefit package or time-off policies as it deems necessary, in its sole discretion at any time without prior notice to Executive.

2.3.        PERFORMANCE INCENTIVE BONUSES. Annual performance bonus payments, if any, will be determined and calibrated to subjective and objective criteria, as established in a written plan agreed prior to June 30, 2018, and thereafter each successive plan will be agreed prior to the start of each fiscal year. The program will incentivize Executive on a short-term horizon, drive cash flow per share, and reduce material risks to the Company. The Company’s Board of Directors and Chief Executive Officer will make the final determination as to whether which, if any, plan criteria have been achieved.

The annual performance bonus program will have three specified plan targets such that (a) Minimum. Target = 20% of Base Salary, (b) Threshold Target = 40% of Base Salary, and (c) Maximum Target = 80% of Base Salary. Such bonus, if earned, will be paid immediately after the Company files each years’ 10-K provided Executive is employed on June 30 of the applicable year.

2.4.        WARRANT GRANT. Executive shall be granted the following warrant:

a.           On the date the exercise price is determined, the Company will issue Executive a 10-year warrant to purchase 25,000 shares of the Company’s Common stock. The warrant will vest annually on the anniversary date of issuance in equal amounts over five (5) years, commencing on the first anniversary date of issuance. All warrants shall expire on the ten year anniversary date of issuance. The exercise price of the warrant will be the lower of: (a) the 120-day volume-weighted average price (‘VWAP’) starting the day on which the trading window opens following the filing of the Company’s Form 10-K for fiscal 2018; or (b) the price at which the Company repurchases 25,000 shares of its common stock at the soonest available opportunity following the next open trading window, subject to maximum volume restrictions of 20% of daily volume when the stock price is above $27.50 per share. Vested warrants shall remain in force until their expiration date or until exercise, regardless of continued employment. Unvested warrants will automatically expire upon termination of employment. The warrant will be documented in formal warrant agreement in substantially the form attached hereto as Exhibit A.

2.5.        PTO. Executive shall receive four (4) weeks of vacation per year. Executive’s vacation time shall be subject to the terms and conditions of the Company’s policies. In scheduling such time off, Executive shall consider the needs of the Company’s business.

Air T, Inc.	Executive Employment Agreement	Page 2 of 11

2.6.        BUSINESS EXPENSES. The Company will reimburse Executive for all reasonable, ordinary and necessary expenses incurred by him in the performance of his duties hereunder, provided that Executive accounts to the Company for such expenses in a manner normally prescribed by the Company for reimbursement of expenses. Such reimbursement requests must be accompanied by the appropriate documentation and shall be subject to review by the Company’s Chief Executive Officer.

Article III.
DUTIES OF EXECUTIVE

3.1.        SERVICES. Executive shall perform all duties and obligations charged to Executive by the Chief Executive Officer and Board of Directors of the Company, as the same may be determined from time to time. The Board shall assure adequate time, resources and authority for Executive to achieve goals mutually agreed upon by the Company and Executive.

3.2.        LOCATION. Executive shall be based in St. Louis Park, Minnesota and Executive will not be expected to relocate outside of the Twin Cities. However, most of Executive’s direct reports will be located in Charlotte, NC and other States. The Company’s primary administrative offices and corporate headquarters will remain in North Carolina.

3.3.        TIME AND EFFORT.

a.           Executive shall devote his full time and effort to the business of the Company. Executive shall perform the duties and obligations required of Executive hereunder in a competent, efficient and satisfactory manner at such hours and under such conditions as the performance of such duties and obligations may require.

b.           Subject to the obligations of Executive under this Article III, Executive may serve on the Board of Directors or Board of Governors of any other entity; provided the Company’s Board of Directors, in its sole discretion, authorizes Executive to undertake such activity in writing prior to Executive’s appointment or election to such position or ratifies any current and on-going positions.

3.4.        PARTICIPATION. Executive will have an opportunity to invest in partnerships, assets, funds and other vehicles when the Company is organizing such arms-length transactions with third-party capital pools.

Air T, Inc.	Executive Employment Agreement	Page 3 of 11

3.5.        CONFIDENTIALITY AND LOYALTY. Executive acknowledges and agrees that during the course of his employment, he has produced and may produce and have access to Confidential Information. For the purposes of this Agreement, the term “Confidential Information” shall mean: all information relating to the businesses, products and services of the Company, its affiliates or subsidiaries and its customers which Company treats as confidential including, but not limited to: the identity, business and needs of the Company’s customers; the business and pricing policies and practices of the Company; the financial condition and affairs of the Company; the Company’s business development activities and plans for its existing and prospective lines of business, products and services; any of the Company’s art work, designs, engineering plans and drawings, computer software and databases, systems, methods, programming materials, processes, marketing information; trade secrets; or any other confidential or secret information concerning the business and affairs of Company or any of its affiliates and subsidiaries; provided, however, that Confidential Information shall not include information or property which is (i) now in the public domain or later publicly available through no fault of Executive, (ii) known to Executive prior to Executive’s receipt of the same from or through Company, or (iii) rightfully obtained by Executive from sources other than Company. Accordingly, during and subsequent to the termination of this Agreement, Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such Confidential Information, except to the extent authorized in writing by the Company, or as required by law, regulations or court order (provided that Executive gives the Company reasonable prior notice of its intent to disclose such Confidential Information so that the Company may have reasonable time to seek a protective order or other appropriate remedy) or as otherwise is reasonably necessary or appropriate in connection with the performance by Executive of his duties pursuant to this Agreement. Upon termination of his employment under this Agreement, Executive shall promptly deliver to the Company (i) all records, manuals, books, documents, letters, reports, data, tables, calculations and all copies of any of the foregoing which are the property of the Company or which relate in any way to the customers, business, practices or techniques of the Company and (ii) all other property of the Company and Confidential Information which in any of these cases are in his possession or under his control. Executive agrees to abide by the Company’s reasonable policies as in effect from time to time, respecting avoidance of interests conflicting with those of the Company.

3.6.        NON-DISPARAGEMENT.  Executive agrees that during the term of Executive’s employment and for all time thereafter, that Executive will not disparage or defame the Company in any respect.

3.7.        COVENANT NOT TO COMPETE. Executive shall not, directly or indirectly, during the period of Employment and for a period of one (1) year thereafter:

a.           own, manage, operate or control, or participate in the ownership, management, operation or control of, or be employed by, or act as a consultant or advisor to, or otherwise promote the business of or be connected in any manner with, any person, corporation, partnership, or other entity that manufactures, distributes or sells products or services similar to any material product or material service which is sold by the Company or its direct subsidiaries;

b.           solicit customers, or the business of any person, corporation, partnership or any other entity which is or has been a customer or account of any office or location of the Company, its direct and indirect subsidiaries or their affiliates (whether currently in existence or opened during Executive’s employment), or any customer or account of the Company, its direct and indirect subsidiaries or any of their affiliates, for the purpose of selling to such customer or account any product or service which is sold by the Company or its direct subsidiaries; or

c.           induce or attempt to induce any employee of or consultant to the Company or its direct subsidiaries to do any of the foregoing or to discontinue such person’s association with the Company or its direct subsidiaries.

Air T, Inc.	Executive Employment Agreement	Page 4 of 11

3.8.        WORKS MADE FOR HIRE. Executive acknowledges and agrees that any and all works of authorship by Executive made pursuant to this Agreement or any prior agreements are within the scope of services to be provided to the Company and shall constitute “works made for hire” as defined by the Copyright Act of 1976, Title 17 of the United States Code, as now enacted or hereinafter amended. Accordingly, Executive acknowledges and agrees that the Company shall be the sole and exclusive owner of any and all copyright(s) with respect to such works of authorship and that Executive shall not be entitled to any additional compensation over and above the compensation set forth herein or otherwise already received by Executive unless otherwise agreed in writing by the Company. If any work of authorship created hereunder or prior hereto is not deemed to be a “work made for hire,” Executive hereby assigns all right, title and interest therein to the Company and agrees to do all things and execute all such documents as the Company may reasonably require to evidence such assignment herein described.

3.9.        COMPANY TO HOLD PROPRIETARY RIGHTS. Furthermore, and without limiting the foregoing, Executive acknowledges and agrees that all proprietary rights including, without limitation, all patent, trademark, trade secret, copyright and other rights, which may exist in connection with any and all inventions, ideas, and works created or conceived by Executive for the Company, either before or after the date hereof, shall be the sole and exclusive property of the Company and Executive shall have no further rights therein and, to the extent necessary, assigns all such rights to the Company. All patent, copyright and other rights in such inventions, ideas and works shall be the property of the Company, who shall have the sole right to seek patent, copyright, registered design or other protection in connection therewith. Executive shall at the Company’s reasonable expense do all things and execute all such documents as the Company may reasonably require to vest in the Company the rights and protection herein described.

Article IV.
TERMINATION

4.1.        DEFINITIONS. For purposes of this Article IV the following definitions apply:

a.           “Base Salary” shall mean the Executive’s annualized base salary as adjusted from time to time.

b.           “Cause” shall mean a termination of Executive’s employment by the Company due to any of the following:

i.     Executive’s conviction of, or the entering by Executive of a plea of nolo contendere to, any felony charge or to any non-felony crime involving misrepresentation, fraud or moral turpitude;

ii.     Executive’s gross negligence, willful malfeasance or willful misconduct in connection with his employment hereunder which has had or could have a material adverse effect on the business or reputation of the Company and its subsidiaries, unless Executive reasonably believed in good faith that such act or non-act was in the best interests of the Company;

Air T, Inc.	Executive Employment Agreement	Page 5 of 11

iii.     A refusal by Executive to perform Executive’s duties, responsibilities or obligations as assigned by the Board of Directors (provided that such duties, responsibilities or obligations are not inconsistent with Executive’s position as Chief Financial Officer and are otherwise lawful, and further provided that the failure to perform is not due to incapacity caused by a disability) that continues for thirty (30) days after receipt by Executive of written notice from the Company identifying the duties, responsibilities or obligations not being performed;

iv.     A material violation by Executive of any policy of the Company that is generally applicable to all employees or all officers of the Company, including, but not limited to, policies concerning insider trading and sexual harassment and the Company’s code of conduct, that Executive knows or reasonably should know could reasonably be expected to result in a material adverse effect on the business or reputation of the Company and its subsidiaries, unless such violation is capable of being cured and is cured within thirty (30) days after receipt of notice thereof from the Company;

v.      Any fraudulent or dishonest action, or failure to act, with respect to the business or affairs of the Company or breach of the duty of loyalty toward the Company, including, without limitation, providing false or misleading information to the Company as part of the application process or otherwise;

vi.      The commission of any unlawful or criminal act which is punishable as a felony or any crime involving dishonesty;

vii.     Executive’s failure to cooperate, if requested by the Board of Directors, with any investigation or inquiry into his or the Company’s business practices, whether internal or external, including, but not limited to Executive’s refusal to be deposed or to provide testimony at any trial or inquiry;

viii.     Use of alcohol or other drugs in a manner which materially affects the performance of Executive’s duties, responsibilities or obligations as an employee of the Company; or

ix.      Any material breach by Executive of the provisions of Article I or III of this Agreement, unless such violation is capable of being cured and is cured within thirty (30) days after receipt of notice thereof from the Company.

c.     “Change of Control” shall mean a transaction involving any of the following:

i.      Completion of any transaction by the Company that involves (i) any sale, lease, exchange or other transfer of all or at least fifty percent (50%) of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Company, (ii) any plan or proposal for the liquidation or dissolution of the Company, or (iii) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Company stock would be converted into cash, securities or other property, other than a merger of the Company in which stockholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger;

Air T, Inc.	Executive Employment Agreement	Page 6 of 11

ii.     A change of control of the Company of a nature that would be required to be reported (assuming such event has not been “previously reported”) in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; or

iii.     The public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), or by the Company, that such “person” has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s outstanding securities.

For the purposes of Section 4.1.c, a Change of Control shall not in any circumstance be triggered by either Nick Swenson or Farnam Street Partners (including their affiliated entities, related entities or successor entities or assigns) becoming beneficial owners of 50% or more of the Company’s outstanding securities.

4.2.        SEVERANCE.

a.           Upon termination of Executive’s employment, and in consideration of and contingent upon the execution and delivery by Executive of a mutually agreeable general release of all claims and expiration of any applicable revocation period in connection therewith, Executive shall be entitled to a severance payment (“Severance”) as follows:

i.      In event of Executive’s termination by the Company for whatever reason, Executive will receive half of his base salary as Severance. Any unvested warrants for the then current year will vest pro-rata for the days of employment in that year.

ii.     In the event of both (1) a Change of Control, and (2) Executive’s termination (or significant change in duties, title or responsibilities, or relocation outside the Twin Cities, or material change in compensation) within 24 months following a Change of Control, then Executive will receive a COC-Severance equal to (a) 12 months of Base Salary plus (b) pro-rata portion of any applicable earned Target Bonus. In addition, any unvested warrants for the then current year will vest pro-rata for the days of employment in that year.

b.           Severance shall be paid in a lump sum within forty-five (45) days after the termination, provided that if, at the time of the Severance Event, Executive is considered a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), the Severance shall be delayed until the first day of the seventh month following the month in which the Severance Event occurs.

c.           If applicable, the Severance will be offset by any income protection benefits payable to Executive during the first twelve months of a qualifying disability under the Company’s group short-term and long-term disability insurance plans.

Air T, Inc.	Executive Employment Agreement	Page 7 of 11

d.           Notwithstanding the foregoing to the contrary, in no event shall the Severance constitute a “Parachute Payment” within the meaning of the Section 280G(b)(2) of the Code. In the event that any portion of the Severance would be deemed a Parachute Payment, the amount of the Severance shall be reduced only to the extent necessary to eliminate any such treatment or characterization.

e.           It is the intent of the parties that payments under this Agreement comply with Section 409A of the Code, and, accordingly, to interpret, to the maximum extent permitted, this Agreement to be in compliance therewith. If the Executive notifies the Company in writing (with specificity as to the reason therefore) that the Executive believes that any provision of this Agreement (or of any payment of compensation under this Agreement) would cause the Executive to incur any additional tax or interest under Section 409A of the Code, and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the parties shall, in good faith, reform such provision to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified by the parties to attempt to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent of the applicable provision without violating the provisions of Section 409A. Notwithstanding the foregoing, the Company shall not be required to assume any economic burden in connection with compliance or noncompliance with Section 409A of the Code.

4.3.        TERMINATION BY COMPANY. The Company shall have the right to terminate Executive’s employment at any time without notice and with or without Cause.

4.4.       SURVIVING RIGHTS. Notwithstanding the termination of Executive’s employment, the parties shall be required to carry out any provisions hereof which contemplate performance subsequent to such termination; and such termination shall not affect any liability or other obligation which shall have accrued prior to such termination, including, but not limited to, any liability for loss or damage on account of a prior default.

Article V.
GENERAL PROVISIONS

5.1.        NOTICES. All notices, requests, and other communications shall be in writing and except as otherwise provided herein, shall be considered to have been delivered if personally delivered or when deposited in the United States Mail, first class, certified or registered, postage prepaid, return receipt requested, addressed to the proper party at its address as set forth below, or to such other address as such party may hereafter designate by written notice to the other party:

a.	If to Company, to:	Air T, Inc.
5930 Balsom Ridge Road
Denver, NC 28037
Attn. Chief Executive Officer

Air T, Inc.	Executive Employment Agreement	Page 8 of 11

b.	If to Executive, to:	Brett A. Reynolds
3809 New Brighton Road
Arden Hills, MN 55112

5.2.        ASSIGNMENT. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Executive without the prior written consent of the Company.

5.3.        SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or unenforceable or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

5.4.        COMPLETE AGREEMENT. This Agreement contains the complete agreement between the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements (including but not limited to the Employment Offer letter dated April 9, 2018) or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. No person, whether or not an officer, agent, employee or representative of any party, has made or has any authority to make for or on behalf of that party any agreement, representation, warranty, statement, promise, arrangement or understanding not expressly set forth in this Agreement (“Parole Agreements”). The parties acknowledge that in entering into this Agreement, they have not relied and will not in any way rely upon any Parole Agreements.

5.5.        COUNTERPARTS. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together, when delivered, will constitute one and the same instrument.

5.6.        GOVERNING LAW; CHOICE OF FORUM; ENFORCEMENT. The internal law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. Any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota, and each of the parties hereto consents to the exclusive jurisdiction of such courts.

Air T, Inc.	Executive Employment Agreement	Page 9 of 11

5.7.        REMEDIES/INJUNCTIVE RELIEF. Executive agrees and understands that any breach of any of the covenants or agreements set forth in Article III of this Agreement will cause the Company irreparable harm for which there is no adequate remedy at law, and, without limiting whatever other rights and remedies the Company may have under this paragraph, Executive consents to the issuance of an injunction in favor of the Company enjoining the breach of any of the aforesaid covenants or agreements by any court of competent jurisdiction. No bond shall be required in connection with any such injunction. If any or all of the aforesaid covenants or agreements are held to be unenforceable because of the scope or duration of such covenant or agreement or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce or modify the scope, duration and/or area of such covenant to the extent that allows the maximum scope, duration and/or area permitted by applicable law.

5.8.        NO WAIVER. No term or condition of this Agreement shall be deemed to have been waived, nor shall there by any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

5.9.        MODIFICATION. This Agreement may not be altered, modified or amended except by an instrument in writing signed by Executive and the Company.

5.10.       SURVIVAL. Articles II, III, IV and V shall survive the termination of Executive’s employment and termination or expiration of this Agreement.

Air T, Inc.	Executive Employment Agreement	Page 10 of 11

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AIR T, INC.

By:	Nick Swenson
Its:	President and Chief Executive Officer

EXECUTIVE

Brett A. Reynolds

Air T, Inc.	Executive Employment Agreement	Page 11 of 11